Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR FISCAL YEAR 2005
NEW ORLEANS, LA, February 21, 2006 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEIE) reported today its results for the fourth quarter and fiscal year 2005. The Company also announced that it has now filed with the Securities and Exchange Commission its Form 10-K for the fiscal year ended October 31, 2005. As previously reported, this filing was delayed pending completion of the Company’s deferred revenue project. The information in this release summarizes certain information contained in the recently filed Form 10-K, and investors are encouraged to review the entire filing for more complete information.
Kenneth C. Budde, Chief Executive Officer, stated, “Fiscal year 2005 proved to be an extremely challenging year for Stewart Enterprises. While the Company made significant progress in 2005, those achievements have been offset by a number of other significant events. We changed our method of accounting for preneed selling costs. We re-evaluated our interpretation of the accounting principles that govern segment reporting, resulting in an increase in the number of our operating and reportable segments, which in turn led to an impairment of goodwill. The largest natural disaster in United States history damaged five of our cemeteries and three of our funeral homes in the New Orleans area, displacing all of the employees in our executive offices and shared services center for a significant portion of our fourth quarter. In addition, the Company finalized its internal control assessment under Section 404 of the Sarbanes Oxley Act which included, among other things, the physical review of almost 700,000 preneed contracts in order to verify the balances in deferred preneed cemetery service and merchandise revenue and deferred preneed funeral revenue. This review resulted in a restatement of previously reported revenues attributable to the delivery of preneed contracts and related trust earnings. We are pleased to report that we have now addressed these challenges, and resolved the previously reported defaults and potential defaults under our principal credit
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instruments. Nasdaq has granted the Company an exception to the continued listing requirements and will allow the Company’s stock to continue to trade on Nasdaq as long as the Form 10-Q is filed by February 22, 2006, and the Form10-K/A for fiscal year 2004 is filed by April 7, 2006.”
The Company’s 2005 Form 10-K reflects restatements to correct accounting errors in the Company’s consolidated financial statements for fiscal years 2001 through 2004 and the interim periods previously reported in 2005. These restatements are primarily a result of:
     1) the incorrect determination of operating and reportable segments and reporting units in prior years which led in turn to a reassessment and impairment of goodwill;
     2) errors identified in revenue recognition of preneed cemetery merchandise and services contracts and recognition of realized trust earnings on preneed cemetery and funeral merchandise and services contracts; and
     3) other miscellaneous adjustments, which are immaterial individually and, in the aggregate, relating to lease-related accounting practices and other miscellaneous adjustments .
The 2005 Form 10-K reflects the following adjustments to the Company’s previously reported earnings (loss) per share for fiscal years 2001 through 2004 and the first nine months of fiscal 2005:

									Restated
	Restated		Restated		Restated		Restated		Nine Months Ended
Dollars, net of tax	FY 2001		FY 2002		FY 2003		FY 2004		July 31, 2005
Diluted earnings (loss) per share previously reported	($3.81	)(1)(2)	$0.29	(1)	$(0.68	) (1)	$0.43	(1)	$(1.14	) (5)
Effect of restating to correct for goodwill reporting unit errors	—		(1.78	) (4)	0.64		.02		—
Effect of restating to correct for the impact of the deferred revenue project	(0.17	) (3)	(0.18)		(0.12)		(0.11)		(0.16	) (6)
Other adjustments	—		—		(0.01)		—		0.01
Diluted earnings (loss) per share, as restated	($3.98)		($1.67)		$(0.17)		$0.34		$(1.29)
Weighted average diluted common shares outstanding	107,355		108,299		108,230		108,159		109,430

(1)	Represents amounts reported in the April 12, 2005 Form 8-K.
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(2)	Includes ($2.33) for the cumulative effect of change in accounting principle upon adoption of SAB 101 “Revenue Recognition in Financial Statements.”

(3)	Includes a $0.01 adjustment to the cumulative effect of change in accounting principle upon adoption of SAB 101.

(4)	Reflected as a cumulative effect of change in accounting principle upon adoption of SFAS No. 142 “Goodwill and Other Intangible Assets.”

(5)	Represents amounts reported in the incomplete Form 10-Q for the quarter ended July 31, 2005 filed on October 24, 2005.

(6)	Includes ($0.11) related to the cumulative effect of change in accounting principle for the change in accounting for preneed selling costs.

The restatement of the Company’s financial statements resulting from the deferred revenue project reflect an increase in deferred revenue as of October 31, 2005 of $157 million, a decrease in shareholders’ equity of $93 million (which reflects the cumulative impact on net earnings for annual and interim periods through October 31, 2005) and an increase in net deferred taxes and income tax receivable totaling $61 million.
The Company anticipates amending its Form 10-Q for the quarter ended July 31, 2005 later this week. The Nasdaq Listing Qualifications Panel granted the Company an additional extension of time to February 22, 2006 in which to file this report. In addition, the Company was also granted an extension of time in which to file a completed amended Form 10-K for the fiscal year ended October 31, 2004 until April 7, 2006.
Mr. Budde added, “Despite the restatements included in our filing and the challenges we faced this year, we believe that our business fundamentals remain unchanged and we continue to perform well. We think it is important to emphasize that none of the restated items affected our reported cash balances, or our cash flows. In fact, the Company produced strong cash flow in fiscal 2005, attained the strongest year-over-year same-store funeral call growth in twelve years and reduced net debt to its lowest level in nine years.”
For the fourth quarter of fiscal 2005, the Company reported a net loss of $2.0 million, or $.02 per diluted share. For the comparable quarter of 2004, the Company reported net earnings of $8.6 million, or $.08 per diluted share. Both the 2005 and 2004 periods were significantly affected by the items reflected in the reconciliation below.
After adjusting both periods for the items in the reconciliation below and assuming the accounting change for preneed selling costs had occurred at the beginning of fiscal year 2004, the Company’s adjusted earnings from continuing operations were $5.1 million or $.05 per diluted share for the fourth quarter of 2005, compared to $4.8 million or $.04 per diluted share for the fourth quarter of 2004. The adjusted earnings for 2005 include the negative impact on fourth quarter results due to Hurricanes Katrina, Wilma and Rita.
The Company reported a net loss for the fiscal year ended October 31, 2005 of $143.3 million, or $1.31 per diluted share. For fiscal 2004, net earnings were $36.7 million, or $.34 per diluted share.
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As shown in the reconciliation below, adjusted earnings from continuing operations were $35.8 million or $.33 per diluted share for fiscal year 2005, representing an increase of 37 percent, compared to $26.2 million or $.24 per diluted share for fiscal year 2004. The adjusted earnings for 2005 include the negative impact on fourth quarter results due to Hurricanes Katrina, Wilma and Rita.
A reconciliation of the Company’s net earnings (loss) to adjusted earnings from continuing operations is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.
Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)
(all items are net of income taxes)

	Three Months Ended				Twelve Months Ended
	October 31,				October 31,
	2005		2004		2005		2004
			(Restated)				(Restated)
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	($2.0)	($.02)	$8.6	$.08	$(143.3)	$(1.31)	$36.7	$.34
Subtract: Earnings from discontinued operations	—	—	(1.9)	(.02)	(1.1)	(.01)	(5.7)	(.05)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	—	153.2	1.40	—	—

Earnings (loss) from continuing operations	($2.0)	($.02)	$6.7	$.06	$8.8	$.08	$31.0	$.29
Subtract: Pro forma adjustment for accounting change	—	—	(1.5)	(.02)	—	—	(6.2)	(.06)
Add: Hurricane related charges (1)	6.2	.06	—	—	6.2	.06	—	—
Add: Separation charges	0.9	.01	0.1	—	0.9	.01	2.2	.02
Subtract: (Net gains on dispositions) and impairment losses	—	—	(0.5)	—	(1.1)	(.01)	(0.8)	(.01)
Add: Loss on early extinguishment of debt	—	—	—	—	21.0	.19	—	—

Adjusted earnings from continuing operations	$5.1	$.05	$4.8	$.04	$35.8	$.33	$26.2	$.24

(1) Includes additional bad debt expense recorded as a result of Hurricane Katrina.
Revenue from continuing operations increased $0.7 million for fiscal year 2005 and decreased $7.8 million, or 6.4 percent, for the fourth quarter of 2005 when compared to the same periods of the prior year. The decrease in the fourth quarter is primarily attributable to the impacts of Hurricanes Katrina, Rita and Wilma.
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Total funeral revenue from continuing operations increased $0.3 million and $2.9 million, respectively, for the three months and twelve months ended October 31, 2005, compared to last year.
Mr. Budde commented, “The Company’s funeral home compensation plan, coupled with more effective merchandising, our focus on training, and customized funeral planning and personalization, helped us overcome the challenges that the hurricanes presented in the fourth quarter. This resulted in the strongest year-over-year call growth in twelve years. For the year, we experienced a 0.3 percent increase in the number of funeral services performed by our same-store businesses, or 190 events out of the 60,495 total same-store events performed, including the impact of Hurricane Katrina on our New Orleans funeral homes. Excluding these three funeral homes, same-store funeral services increased 0.9 percent for the year.”
The Company’s same-store businesses achieved increased average revenue per traditional funeral service and per cremation service during the fourth quarter and fiscal 2005 when compared with the same periods of 2004. The increase in traditional funeral service average revenue was 3.4 percent and 3.2 percent, respectively, while the increase for cremation service was 2.2 percent and 4.0 percent, respectively. After considering the impact of trust earnings and an increase in the proportion of non-traditional funerals, including cremations, the overall average revenue per funeral service increased 1.9 percent and 2.7 percent for same-store businesses, for the three and twelve months ended October 31, 2005 when compared to the same periods in 2004. The cremation rate for same-store operations was 38.7 percent and 37.4 percent, respectively for the fourth quarter and fiscal 2005 compared to 37.0 percent and 36.6 percent, respectively, for the same periods of 2004.
Funeral gross profit margin from continuing operations decreased from 25.3 percent in the year ended October 31, 2004 to 22.5 percent in the year ended October 31, 2005, primarily due to the $9.9 million increase in funeral costs. Funeral costs from continuing operations for the year ended October 31, 2004 do not include $5.6 million of net preneed selling costs associated with the accounting change described above. Including these costs, the pro forma funeral gross profit margin from continuing operations would have been 23.3 percent for the year ended October 31, 2004. The remaining decrease in the funeral margin was primarily due to a reduction in revenues in the Company’s Louisiana properties due to Hurricane Katrina as well as increased health insurance costs resulting from an increase in the number of high-dollar claims in 2005.
Cemetery revenue from continuing operations decreased $8.1 million and $2.1 million, respectively, for the fourth quarter and fiscal year ended October 31, 2005, compared to the corresponding periods in 2004. These decreases were primarily due to a decrease in revenue associated with the construction of cemetery projects, a decrease in earned finance charges, a decrease in revenues as a result of Hurricanes Katrina, Rita and Wilma and an increase in bad debt expense recorded as a result of Hurricane Katrina of approximately $1.6 million. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. Gross cemetery property revenue increased 0.9 percent for the year ended October 31, 2005 compared to the year ended October 31, 2004 from $99.2 million to $100.1 million.
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Mr. Budde added, “Hurricanes Katrina, Rita and Wilma interrupted business in Louisiana, Florida, Alabama, Mississippi and Texas primarily due to evacuations and power outages. This significantly impacted our cemetery segment. We experienced reduced sales as a result of the displacement of sales employees and also had difficulties in collections resulting in an increase to our bad debt reserve. Prior to the storm, we were achieving our goal of increasing preneed cemetery sales by four to eight percent over the prior year.”
The Company’s perpetual care trusts experienced annualized average returns, excluding unrealized gains and losses, of 4.5 percent and 3.8 percent, respectively, in the fourth quarter and fiscal year ended October 31, 2005 compared with 2.9 percent and 3.1 percent, respectively, for the corresponding periods in 2004.
Cemetery gross profit margin from continuing operations decreased from 20.8 percent in the year ended October 31, 2004 to 18.4 percent in the year ended October 31, 2005. Cemetery costs from continuing operations for the year ended October 31, 2004 do not include $4.3 million of net preneed selling costs associated with the accounting change as described above. Including these costs, the pro forma cemetery gross profit margin from continuing operations would have been 18.9 percent for the year ended October 31, 2004. The remaining margin decline is due to the decrease in revenue associated with the impacts of Hurricanes Katrina, Rita and Wilma as well as increased health insurance costs due to the increase in the number of high-dollar claims in 2005.
Net cash provided by operating activities for fiscal year 2005 was $52.8 million, compared to $93.6 million in fiscal year 2004 and $19.1 million for the fourth quarter of 2005 compared to $25.0 million for the same period in 2004. These amounts include cash outflows for premiums paid for the early extinguishment of debt and payments associated with temporary relocation costs as well as cash inflows for tax refunds and extraordinary trust withdrawals associated with the deferred revenue project. Excluding these items, cash flow from operations would have increased $1.7 million to $62.1 million for fiscal year 2005, compared to $60.4 million in fiscal year 2004, and for the quarter, cash flow from operations would have decreased $18.0 million to $7.0 million for the fourth quarter of 2005 compared to the fourth quarter of 2004. Excluding the items mentioned above, recurring free cash flow was $44.6 million for fiscal 2005 compared to $41.8 million for fiscal 2004. (See table under “Reconciliation of Non-GAAP Financial Measures.”) As of February 17, 2006, the Company had outstanding debt of $409.1 million and cash on hand of $57.9 million or net debt of $351.2 million.
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For the fiscal year, the Company’s preneed funeral and merchandise trust funds experienced a total return of 6.8 percent, and its perpetual care trust funds experienced a total return of 3.5 percent. For the last three years, the Company’s preneed funeral and merchandise trust funds experienced a total return of 8.8 percent, and its perpetual care trust funds experienced a total return of 7.9 percent. These returns include realized and unrealized gains and losses.
Mr. Budde concluded, “Fiscal year 2005 presented many challenges; however, our team of dedicated professionals has continued to produce solid operating results, and we continue to produce solid cash flow. The refinancing of our credit facility at the beginning of the fiscal year has strengthened our balance sheet and significantly reduced interest expense going forward. With our newly restructured operating divisions and with the implementation of our strategic planning process, we are looking forward to the future. We anticipate that the work we are doing now will provide our Company with a solid foundation for continued success, and we believe that our strategic plan sets the stage for attractive future growth and profitability.”
In the following discussion, under the headings “Fourth Quarter Results From Continuing Operations” and “Fiscal Year Results From Continuing Operations” the Company is referring to comparable results as reconciled in the Non-GAAP financial measures under the heading “Pro Forma Gross Profit and Margins” later in this press release.
Fourth Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $0.3 million to $63.8 million compared to the fourth quarter of 2004 including the three Louisiana funeral homes impacted by Hurricane Katrina.

•	Same-store businesses achieved average revenue increases of 3.4 percent per traditional funeral service and 2.2 percent per cremation service for the quarter, partially offset by an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 1.9 percent in average revenue per funeral service performed.

•	The increase in revenue was also attributable to a 0.5 percent increase in the number of same-store funeral services performed, representing an increase of 75 events out of the 14,139 same-store funeral services performed over the quarter. Excluding the three funeral homes impacted by Hurricane Katrina, same-store funeral services increased 2.8 percent.

•	The cremation rate for same-store businesses was 38.7 percent for the fourth quarter of 2005 compared to 37.0 percent for the fourth quarter of 2004.

•	Including the three Louisiana funeral homes impacted by Hurricane Katrina, funeral margins were 17.5 percent compared to pro-forma 18.7 percent for the same period in 2004 primarily due to increased health insurance costs resulting from an increase in the number of high dollar claims in 2005.
CEMETERY
•	Cemetery revenue decreased $8.1 million to $50.7 million due to a reduction in property sales attributable to the impact of Hurricanes Katrina, Rita and Wilma and an increase in bad debt experience as a result of Hurricane Katrina. The decline in revenue was partially offset by a 160 basis point improvement in perpetual care trust yields. The annual average return, excluding unrealized gains and losses, on perpetual care trust funds was 4.5 percent during the fourth quarter of 2005 compared to 2.9 percent in the comparable period of 2004.

•	Cemetery margins were 12.8 percent compared to pro-forma 19.4 percent for the same period in 2004. The decline in the cemetery margin was primarily due to decreased cemetery revenue as discussed above, combined with increased health insurance costs due to an increase in the number of high dollar claims in 2005.
OTHER
•	Corporate general and administrative expenses increased $0.7 million to $5.1 million.
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•	During the fourth quarter of 2005, the Company recorded net expenses of $9.4 million related to Hurricane Katrina. This amount is net of expected insurance proceeds. The Company believes that a significant portion of the remainder of the loss it experienced may be covered by insurance. When the Company and its insurance carriers agree on the final amount of the insurance proceeds the Company is entitled to, the Company will record any related gain at that time.

•	The Company incurred charges for separation pay of $1.4 million in the fourth quarter of 2005 related to the reorganization of its divisions. In fiscal 2004, a charge of $0.2 million was recorded for separation pay to a former officer.

•	Other operating income, net was $0.4 million in the fourth quarter of 2005 and $0.2 million in the fourth quarter of 2004.

•	Interest expense decreased $4.3 million to $7.0 million due to a $13.4 million decrease in the average debt outstanding during the fourth quarter of 2005 compared to the fourth quarter of 2004 and a 377 basis-point decrease in the average interest rate for the period.
Fiscal Year Results From Continuing Operations
FUNERAL
•	Including the three Louisiana funeral homes impacted by Hurricane Katrina, funeral revenue increased $2.9 million, or 1.1 percent, to $274.1 million in 2005. Prior to Hurricane Katrina, the three Louisiana funeral homes generated funeral revenues on an annual run rate of approximately $9 million. The Company expects this to decline to approximately $4 million in 2006.

•	Same-store businesses achieved average revenue increases of 3.2 percent per traditional funeral service and 4.0 percent per cremation service for the year. There was also an increase in the proportion of non-traditional funerals, including cremations. This resulted in an overall 2.7 percent increase in the average revenue per funeral service for same-store businesses.

•	The increase in revenue was also attributable to a 0.3 percent increase in the number of same-store funeral services performed, representing an increase of 190 events out of the 60,495 same-store funeral services performed over the twelve-month period. Excluding the three funeral homes impacted by Hurricane Katrina, same-store funeral services increased 0.9 percent.

•	The cremation rate for the Company’s same-store businesses was 37.4 percent in 2005 compared to 36.6 percent in 2004.

•	Including the three Louisiana funeral homes impacted by Hurricane Katrina, funeral margins were 22.5 percent compared to pro-forma 23.3 percent for the same period in 2004 primarily due to increased health insurance costs resulting from an increase in the number of high dollar claims in 2005. Prior to Hurricane Katrina, the three Louisiana funeral homes produced funeral gross profit on an annual run rate of approximately $3 million. The Company expects these facilities to generate a gross loss of $1.5 million in 2006.
CEMETERY
•	Cemetery revenue decreased $2.1 million to $220.7 million, primarily as a result of a decrease in revenue associated with the construction of cemetery projects, a decrease in earned finance charges, a decrease in revenues as a result of Hurricanes Katrina, Rita and Wilma and an increase in bad debt recorded as a result of Hurricane Katrina. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. Prior to Hurricane Katrina, the five Louisiana cemeteries generated cemetery revenues on an annual run rate of approximately $12 million. The Company expects this to decline to approximately $7 million in 2006.

•	Cemetery property revenue increased 0.9 percent compared to last year.

•	The annual average return on perpetual care trust funds, excluding unrealized gains and losses, was 3.8 percent during fiscal year 2005 compared to 3.1 percent during fiscal year 2004.

•	Cemetery margins were 18.4 percent compared to pro-forma 18.9 percent for the same period in 2004. This decrease was principally due to decreased revenues in the cemetery segment as discussed above and increased health insurance costs due to an increase in the number of high dollar claims in 2005. Prior to Hurricane Katrina, the five Louisiana cemeteries produced cemetery gross profit on an annual run rate of approximately $3 million. The Company expects these facilities to break even in 2006.
OTHER
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•	Corporate general and administrative expenses increased $2.3 million to $19.4 million primarily due to increased professional fees associated with the Company’s Sarbanes Oxley Section 404 compliance effort and increased legal and professional fees relating in part to class action lawsuits. This increased level of professional fees is expected to continue in 2006.

•	During fiscal year 2005, the Company recorded net expenses of $9.4 million related to Hurricane Katrina. This amount is net of expected insurance proceeds. The Company believes that a significant portion of the remainder of the loss it experienced may be covered by insurance. When the Company and its insurance carriers agree on the final amount of the insurance proceeds the Company is entitled to, the Company will record any related gain at that time.

•	The Company incurred charges for separation pay of $1.5 million in 2005 related to the reorganization of its divisions. In fiscal 2004, the Company recorded charges totaling $3.4 million due to workforce reductions previously announced and separation pay to a former officer.

•	Other operating income, net was $1.4 million for fiscal year 2005 compared with $2.1 million in 2004. Other operating income primarily includes net gains on the sale of assets that were not included in the Company’s businesses classified as held for sale.

•	Interest expense decreased $16.8 million to $30.5 million due to a $39.5 million decrease in the average debt outstanding and a 295 basis-point decrease in the average interest rate for the period.

•	During fiscal year 2005, the Company incurred a charge for early extinguishment of debt of $32.8 million ($21.0 million after tax, or $.19 per diluted share).
Depreciation and Amortization
•	Due to the change in the Company’s method of accounting for preneed selling costs related to preneed funeral and cemetery sales, effective November 1, 2004, the Company no longer amortizes these costs, but rather expenses them as incurred.

•	Depreciation and amortization from continuing operations and total operations was $5.1 million in the fourth quarter of 2005 compared to $5.8 million in 2004, excluding the amortization of deferred preneed selling costs.

•	Depreciation and amortization from continuing operations and total operations was $21.4 million for fiscal 2005 compared to $23.4 million in 2004, excluding the amortization of deferred preneed selling costs.
Cash Flow Results and Debt for Total Operations
•	Net cash provided by operating activities for fiscal year 2005 was $52.8 million, compared to $93.6 million in fiscal year 2004 and $19.1 million for the fourth quarter of 2005 compared to $25.0 million for the same period in 2004. These amounts include cash outflows for premiums paid for the early extinguishment of debt and payments associated with temporary relocation costs as well as cash inflows for tax refunds and extraordinary trust withdrawals associated with the deferred revenue project. Excluding these items, cash flow from operations would have increased $1.7 million to $62.1 million for fiscal year 2005, compared to $60.4 million in fiscal year 2004, and decreased $18.0 million to $7.0 million for the fourth quarter of 2005 compared to the same period of 2004. (See table under “Reconciliation of Non-GAAP Financial Measures.”) Excluding the items mentioned above, recurring free cash flow was $44.6 million for fiscal 2005 compared to $41.8 million for fiscal 2004. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	As of October 31, 2005, the Company had outstanding debt of $410.0 million and cash of $40.6 million, or net debt of $369.4 million.

•	In fiscal 2005, the Company used $13.7 million to repurchase stock under its repurchase program compared with $19.3 million in fiscal 2004.

•	During 2005, the Company’s Board of Directors re-initiated a quarterly cash dividend program. During fiscal 2005, the Company used $8.2 million for dividend payments.

•	As of February 17, 2006, the Company had outstanding debt of $409.1 million and cash on hand of $57.9 million or net debt of $351.2 million.
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Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-665-0430. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-1300. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 9234828 until February 28, 2006, midnight central standard time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until March 21, 2006.
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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2005	2004
		(Restated)
Revenues:
Funeral	$63,824	$63,475
Cemetery	50,736	58,868

Total revenues	114,560	122,343

Costs and expenses:
Funeral	52,649	49,536
Cemetery	44,153	46,978

Total costs and expenses	96,802	96,514

Gross profit	17,758	25,829
Corporate general and administrative expenses	(5,097)	(4,413)
Hurricane related charges, net	(9,366)	—
Separation charges	(1,360)	(219)
Impairment (losses) and gains on dispositions, net	(3)	42
Other operating income, net	353	164

Operating earnings	2,285	21,403
Interest expense	(6,957)	(11,359)
Investment and other income, net	309	70

Earnings (loss) from continuing operations before income taxes	(4,363)	10,114
Income tax expense (benefit)	(2,333)	3,396

Earnings (loss) from continuing operations	(2,030)	6,718

Discontinued operations:
Earnings from discontinued operations before income taxes	6	1,208
Income tax benefit	(16)	(640)

Earnings from discontinued operations	22	1,848

Net earnings (loss)	$(2,008)	$8,566

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.02)	$.06
Earnings from discontinued operations	—	.02

Net earnings (loss)	$(.02)	$.08

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.02)	$.06
Earnings from discontinued operations	—	.02

Net earnings (loss)	$(.02)	$.08

Weighted average common shares outstanding (in thousands):
Basic	108,435	107,705

Diluted	108,435	108,346

Dividends declared per common share	$.025	—

Certain reclassifications have been made to the 2004 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.
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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,
	2005	2004
		(Restated)
Revenues:
Funeral	$274,067	$271,239
Cemetery	220,732	222,827

Total revenues	494,799	494,066

Costs and expenses:
Funeral	212,341	202,498
Cemetery	180,187	176,556

Total costs and expenses	392,528	379,054

Gross profit	102,271	115,012
Corporate general and administrative expenses	(19,440)	(17,097)
Hurricane related charges, net	(9,366)	—
Separation charges	(1,507)	(3,435)
Gains on dispositions and impairment (losses), net	1,297	(204)
Other operating income, net	1,422	2,112

Operating earnings	74,677	96,388
Interest expense	(30,460)	(47,335)
Loss on early extinguishment of debt	(32,822)	—
Investment and other income, net	713	178

Earnings from continuing operations before income taxes	12,108	49,231
Income tax expense	3,293	18,209

Earnings from continuing operations	8,815	31,022

Discontinued operations:
Earnings from discontinued operations before income taxes	975	3,834
Income tax expense benefit	(64)	(1,836)

Earnings from discontinued operations	1,039	5,670

Earnings before cumulative effect of change in accounting principle	9,854	36,692
Cumulative effect of change in accounting principle (net of $101,061 income tax benefit	(153,180)	—

Net (loss) earnings	$(143,326)	$36,692

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	$.08	.29
Earnings (loss) from discontinued operations	.01	.05
Cumulative effect of change in accounting principle	(1.40)	—

Net earnings (loss)	$(1.31)	$.34

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	$.08	.29
Earnings (loss) from discontinued operations	.01	.05
Cumulative effect of change in accounting principle	(1.40)	—

Net earnings (loss)	$(1.31)	$.34

Weighted average common shares outstanding (in thousands):
Basic	109,040	107,522

Diluted	109,205	108,159

Dividends declared per common share	$.075	—

Certain reclassifications have been made to the 2004 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2005 AND 2004
(Unaudited)
The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. During fiscal 2005, the Company recorded losses on the early extinguishment of debt of $32.8 million, an $11.0 million charge associated with the impact of Hurricane Katrina, separation charges of $1.5 million related to the reorganization of its divisions, and gains on dispositions, net of impairment losses, of $1.3 million, which are included in EBITDA from continuing operations presented below. During fiscal 2004, the Company recorded separation charges of $3.4 million and impairment losses, net of gains on dispositions, of $0.2 million, which are included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the charges discussed above and adjusts 2004 results for the accounting change implemented in fiscal year 2005, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.
Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods. Management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (loss) (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three months and twelve months ended October 31, 2005 and 2004:

	Three Months Ended		Twelve Months Ended
Adjusted EBITDA from Continuing Operations	October 31,		October 31,
	2005	2004	2005	2004
(Dollars in millions)		(Restated)		(Restated)
Consolidated net earnings (loss)	$(2.0)	$8.6	$(143.3)	$36.7
Subtract: earnings from discontinued operations	—	(1.9)	(1.1)	(5.7)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	153.2	—

Earnings (loss) from continuing operations	(2.0)	6.7	8.8	31.0
Add: Depreciation and amortization from continuing operations	5.1	12.3	21.4	47.8
Add: Interest expense	7.0	11.3	30.5	47.3
Add: Income tax expense (benefit) from continuing operations	(2.4)	3.5	3.3	18.3

EBITDA from continuing operations	7.7	33.8	64.0	144.4
Add: Hurricane related charges	11.0	—	11.0	—
Subtract: Adjustment for preneed selling costs	—	(9.1)	—	(34.3)
Add: Separation charges	1.4	0.2	1.5	3.4
Add (Subtract): (Net gains on dispositions) and impairment losses	—	—	(1.3)	0.2

	Three Months Ended		Twelve Months Ended
Adjusted EBITDA from Continuing Operations	October 31,		October 31,
	2005	2004	2005	2004
(Dollars in millions)		(Restated)		(Restated)
Add: Loss on early extinguishment of debt	—	—	32.8	—

Adjusted EBITDA from continuing operations	$20.1	$24.9	$108.0	$113.7

Pro Forma Gross Profit and Margins (reconciliation of non-GAAP financial measure)
In the tables below, results from continuing operations for the three and twelve month periods ended October 31, 2005 are presented as reported, which reflects the change in accounting for preneed selling costs.
Results from continuing operations for the three and twelve month periods ended October 31, 2004 are presented as reported, and are also presented on an adjusted pro forma basis as if the change in accounting for preneed selling costs had been adopted on November 1, 2003.
The Company believes this information provides additional insight into the Company’s operating performance as it eliminates the effects of the items described above, which are not comparable from period to period in the Company’s reported results.

	Three Months Ended October 31,
	Reported	Restated	Net Deferred	Pro Forma
	2005	2004	Selling Costs(1)	2004
Gross profit (in thousands)
Funeral	$11,175	$13,939	$(2,054)	$11,885
Cemetery	6,583	11,890	(436)	11,454

Gross profit	$17,758	$25,829	$(2,490)	$23,339

Margins
Funeral	17.5%	21.9%		18.7%
Cemetery	12.8%	20.2%		19.4%
Gross margin	15.5%	21.1%		19.1%

	Twelve Months Ended October 31,
	Reported	Restated	Net Deferred	Pro Forma
	2005	2004	Selling Costs(1)	2004
Gross profit (in thousands)
Funeral	$61,726	$68,741	$(5,641)	$63,100
Cemetery	40,545	46,271	(4,289)	41,982

Gross profit	$102,271	$115,012	$(9,930)	$105,082

Margins
Funeral	22.5%	25.3%		23.3%
Cemetery	18.4%	20.8%		18.9%
Gross margin	20.7%	23.3%		21.3%

(1)	In 2004, the Company deferred preneed selling costs and amortized them into expense in proportion to the revenue recognized upon the delivery of preneed contracts. In 2005, the Company expensed these costs as incurred. In order to present 2004 results comparable to 2005 results which include the accounting change, the “Net Deferred Selling Costs” column removes that amortization and includes in expense the preneed selling costs incurred during 2004. The result of that calculation is the net deferred selling costs that would have reduced 2004 gross profit if the accounting change had been implemented in fiscal year 2004, which was $2,490 for the three months ended October 31, 2004 and $9,930 for the fiscal year ended October 31, 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2005 AND 2004
(Unaudited)
     Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that recurring free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to recurring free cash flow) and recurring free cash flow for the three and twelve months ended October 31, 2005 and 2004:

Free Cash Flow	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
(Dollars in millions)	2005	2004	2005	2004
		(Restated)		(Restated)
Net cash provided by operating activities	$19.1	$25.0	$52.8	$93.6
Add: early extinguishment of debt	—	—	25.5	—
Add: cash outlay related to Hurricane Katrina (1)	2.5	—	2.5	—
Less: tax refunds	—	—	—	(33.2)
Less: extraordinary trust withdrawals(2)	(14.6)	—	(18.7)	—

Adjusted cash provided by operating activities	$7.0	$25.0	$62.1	$60.4
Less: Maintenance capital expenditures	4.7	5.7	17.5	18.6

Recurring free cash flow	$2.3	$19.3	$44.6	$41.8

Total net debt			$369.4	$395.3
Total net debt to recurring free cash flow			8.3	9.5

(1)	Represents a cash outflow for expenses related to Hurricane Katrina.

(2)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects of the material weaknesses in our internal controls on the timely filing of our Form 10-Q for the quarter ended July 31, 2005 and Form 10-K for the fiscal year ended October 31, 2004 with the SEC and on the market price of our common stock and our access to capital;

•	the impact of delisting proceedings by the Nasdaq Stock Market;

•	effects of increases in the interest rate payable in our 6.25 percent senior notes resulting from the delay in the filing of our SEC reports and the uncertainty of when the increases will be reduced;

•	effects of changes in the number of deaths in our markets on revenues;

•	our ability to respond effectively to changing consumer preferences;

•	the effect of hurricanes on our businesses and the uncertainty of the profitability of our Louisiana businesses going forward;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects of our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow as a result of preneed sales;

•	effects on earnings and cash flow of increased costs;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	effects of changes in accounting principles on our reported results;

•	effects of increasing numbers of cremations on our revenues and market share;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.